CONSENT OF INDEPENDENT AUDITORS




We consent to the references to our firm under the captions "Financial Highlights" and "Independent Auditors" and to the incorporation by reference of our reports dated August 11, 1999 with respect to Stein Roe Advisor High-Yield Municipals Fund, SR&F High-Yield Municipals Portfolio, Stein Roe Advisor Intermediate Bond Fund and SR&F Intermediate Bond Portfolio in the Registration Statement (Form N-1A) and related Statement of Additional Information of Liberty-Stein Roe Advisor Trust, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 12 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-17255) and in this Amendment No. 14 to the Registration Statement under the Investment Company Act of l940 (Registration No. 811-07955).


                                       ERNST & YOUNG LLP


Boston, Massachusetts
August 11, 1999